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                                                                   Exhibit 10.44



                              EMPLOYMENT AGREEMENT

         This Employment Agreement (this "Agreement") is made as of April 17, 2000 by NET VALUE HOLDINGS, INC., a Delaware corporation (the "Employer"), and STEPHEN M. COHEN, an individual resident in the State of New Jersey (the "Executive").
                                    RECITALS

         WHEREAS, the Employer considers it essential and in the best interests of its stockholders to foster the employment of key management personnel and desires to engage the services of the Executive on the terms and conditions hereinafter set forth; and

         WHEREAS, Executive desires to render services to the Employer on the terms and conditions provided in this Agreement;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

         The parties, intending to be legally bound, agree as follows:

                  1.       DEFINITIONS

                  For the purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

                  "Agreement" means this Employment Agreement, as amended from time to time.

                  "Benefits" is defined in Section 3.1(b).

                  "Board of Directors" means the board of directors of Employer.

                  "Change of Control" shall mean the occurrence of any one of the following events: (a) any "person" as such term is used in Section 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") other than a subsidiary or other affiliate of Employer), becomes a "beneficial owner," as such term is used in Rule 13d3 promulgated under the Exchange Act, of 50% or more of any class of Employer's issued and outstanding common or preferred stock, which interest in such stock comprises 50% or more of all issued and outstanding voting shares; (b) the majority of Employer's board of directors consists of individuals other than Incumbent Directors, which term means the members of Employer's Board of Directors on the Effective Date of this Agreement; provided, that any person becoming a director subsequent to such date whose election or nomination for election was supported by at least one-half of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director; or (c) the occurrence of any event which would be required to be reported by Employer pursuant to Items 1 or 2 of Form 8K under the Exchange Act, which shall be determined without regard to whether Employer is actually required file a Form 8K in relation to such transaction or event.

                  "Disability" is defined in Section 6.2.


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                  "Effective Date" means April 17, 2000.

                  "Employment Period" means the term of the Executive's employment under this Agreement as defined in Section 2.2.

                  "for cause" is defined in Section 6.3.

                  "person" means any individual, corporation (including any nonprofit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or governmental body.

                  "Salary" is defined in Section 3.1(a).

                  2.       EMPLOYMENT TERMS AND DUTIES

                           2.1      EMPLOYMENT

                           Effective on the Effective Date, Employer hereby
employs the Executive, and the Executive hereby accepts employment by the Employer, upon the terms and conditions set forth in this Agreement.

                           2.2 TERM

                           Subject to the provisions of Section 6, the
Employment Period for the Executive's employment under this Agreement will be three years, beginning on the Effective Date, and shall be automatically renewed for consecutive one year renewal terms thereafter, unless, not less than sixty
(60) days prior to the end of the original term or any renewal term, either party gives the other party written notice of termination of employment which termination shall be effective as of the end of such original term or renewal term.

                           2.3 DUTIES

                           The Executive will have such duties as are assigned
or delegated to the Executive by the Board of Directors, and will initially serve as the Vice-President and General Counsel of Employer. The Executive agrees to perform in good faith and to the best of his ability all services which may be required of him hereunder and will devote his best efforts and such business time, skill, attention and energies as are reasonably necessary to perform his duties and responsibilities under this Agreement and to promote the success of the Employer's business. The Executive shall be employed on a full-time basis by Employer and shall be located at Employer's office within the metropolitan Philadelphia area, however, acknowledges that he will be required to travel periodically to other Employer locations and in connection with his job functions hereunder, generally not to exceed fifty percent 50% of reasonable business hours. Executive may continue to engage in the following activities:
(a) attending board of directors' or like meetings of other companies in which Executive or an affiliate has invested or in which Executive has been elected to serve, and (b) managing his personal investments, provided that such activities set forth


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in (a) and (b) (individually or collectively) do not materially and adversely interfere or conflict with the performance of Executive's duties or responsibilities under this Agreement.

                  3.       COMPENSATION

                           3.1      BASIC COMPENSATION

                           (a) Salary. The Executive will be paid an annual
salary of $150,000, subject to adjustment as provided below (the "Salary"), which will be payable in equal periodic installments according to the Employer's customary payroll practices, but no less frequently than monthly. The Executive's Salary will be reviewed by Employer's Board of Directors not less frequently than annually, and may be adjusted upward or downward by Employer, but in no event will the Salary be less than $150,000 per year.

                           (b) Benefits. The Executive will, during the
Employment Period, be permitted to participate in such pension, profit sharing, bonus (subject to the provisions of Section 3.2), life insurance, hospitalization, major medical, and other employee benefit plans of the Employer that may be in effect from time to time, to the extent the Executive is eligible under the terms of those plans (collectively, the "Benefits").

                           (c) Options. Employer shall grant Executive options
to purchase 300,000 shares at an exercise price, subject to adjustment, of $6.75 per share (the "Options"). Options to purchase 50,000 shares of Employer's common stock shall vest immediately; Options to purchase 62,500 shares of Employer's common stock shall vest immediately after the first year of employment; and the remaining 187,500 Options shall vest pro rata on a monthly basis (i.e., 5,208.33 per month) throughout the following three (3) year period so that upon the end of the fourth year of employment, all of the Options shall have vested in full. The Options will be subject to the terms and conditions of a stock option plan to be adopted by the Employer covering options of other executives of the Employer; however, any such plan shall contain standard and customary protections against dilution (such as stock splits, stock dividends, recapitalizations, reorganizations and the like), and shall permit cashless exercise upon standard and customary terms. If after the expiration of the initial term of employment, Employer elects not to extend the term of employment for an additional one year for other than "for cause", then, and in that event, Executive shall vest fully in all of his Options at the end of his initial term of employment as if Executive had remained employed by Employer for a full term of four years.

                           The Options shall be covered by a Registration
Statement on Form S-8 to be filed with the Securities and Exchange Commission as promptly following the Effective Date as is practicable.

                           Executive shall be entitled to registration rights
with respect to the shares of Employer's common stock issuable upon exercise of the Options in the following manner: (i) Employer shall be obligated at its sole cost and expense to include resale of the shares issuable upon exercise of the Options in any registration statement filed with the Securities and Exchange Commission following the date hereof to the extent that the registration statement includes the resale


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of shares of common stock on behalf of any other executive officer of Employer;
and (ii) in the event registration pursuant to subparagraph (i) has not occurred on or before the second anniversary of the Effective Date, the Employer shall be obligated to include resale of the shares issuable upon the exercise of the Options in a registration statement to be filed with the Securities and Exchange Commission and declared effective by no later than the second anniversary of the Effective Date at the Employer's sole cost and expense.

                           (d) Interim Loan. Employer agrees to provide
Executive with a loan of $100,000 at the beginning of each of his first two (2) years of employment (the "Loan"). The Loan shall be due together with simple interest at the rate of eight percent (8%) per annum on April 17, 2004 (the "Maturity Date"), or on such earlier date that Executive shall have received aggregate proceeds of $5,000,000 from the sale of his Options or shares underlying the Options; provided, however, that the Executive shall not be required to repay the Loan if by the Maturity Date the sum of the proceeds received by Executive from the sale of his Options or underlying shares through the Maturity Date plus the remaining equity in the Options as of the Maturity Date, shall not equal or exceed $5,000,000.

                           3.2      BONUS COMPENSATION

                           Executive shall be eligible to receive annual bonus
compensation at the discretion of Employer's Board of Directors and in accordance with Employer's executive bonus or incentive compensation plan that may be in effect from time to time.

                  4.       EXPENSE REIMBURSEMENT

                  The Employer will pay the Executive's dues in such trade and professional organizations as Employer deems appropriate, and will pay on behalf of the Executive (or reimburse the Executive for) reasonable expenses incurred by the Executive at the request of, or on behalf of, the Employer in the performance of the Executive's duties pursuant to this Agreement, and in accordance with the Employer's employment policies, including without limitation reasonable expenses incurred by the Executive in attending conventions, seminars, other business meetings and for promotional expenses, provided that any such activities must be related to Employer's business and all individual expenses (or those aggregated for a single convention, seminar or other business trip) greater than $5,000 must be approved by Employer's board of directors. The Executive must file expense reports with respect to such expenses in accordance with the Employer's policies.

                  5.       VACATIONS AND HOLIDAYS

                  The Executive will be entitled to three (3) weeks' paid vacation each calendar year in accordance with the vacation policies of the Employer in effect for its executive officers from time to time. The Executive will also be entitled to the paid holidays and other paid leave set forth in the Employer's policies. Vacation days during any calendar year that are not used by the Executive during such calendar year may be used in any subsequent calendar year; provided, however, that no more than six weeks' paid vacation may be accrued or carried forward.



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                  6.       TERMINATION

                           6.1      EVENTS OF TERMINATION

                           The Executive's employment pursuant to this Agreement
may be terminated by Employer only on the following grounds:

                           (a) upon the death of the Executive;

                           (b) upon the disability of the Executive (as defined
in Section 6.2) immediately upon notice from either party to the other; and

                           (c) for cause (as defined in Section 6.3),
immediately upon notice from the Employer to the Executive, or at such later time as such notice may specify.

                  The Executive may terminate his employment only on the following grounds:

                           (d) without any cause whatsoever, provided that
Executive gives Employer at least sixty (60) days' prior written notice of his termination of employment;

                           (e) for any material breach of this Agreement by
Employer, which is not cured within ten (10) days after written notice to Employer; or

                           (f) the occurrence of a Change in Control, provided
that Executive gives Employer at least sixty (60) days' prior written notice of his termination of employment.

                           6.2      DEFINITION OF DISABILITY

                           For purposes of Section 6.1, the Executive will be
deemed to have a "Disability" if, for physical or mental reasons, the Executive is unable to perform the essential functions of the Executive's duties with reasonable accommodation under this Agreement for 120 consecutive days, or 120 days during any twelvemonth period, as determined in accordance with this
Section 6.2. The Disability of the Executive will be determined by a medical doctor selected by written agreement of the Employer and the Executive upon the request of either party by notice to the other. If the Employer and the Executive cannot agree on the selection of a medical doctor, each of them will select a medical doctor and the two medical doctors will select a third medical doctor who will determine whether the Executive has a Disability. The determination of the medical doctor selected under this Section 6.2 will be binding on both parties. The Executive must submit to a reasonable number of examinations by the medical doctor making the determination of disability under this Section 6.2, and the Executive hereby authorizes the disclosure and release to the Employer of such determination and all supporting medical records. If the Executive is not legally competent, the Executive's legal guardian or duly authorized attorney-in-fact will act in the Executive's stead, under this
Section 6.2, for the purposes of submitting the Executive to the examinations, and providing the authorization of disclosure, required under this Section 6.2.



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                           6.3      DEFINITION OF "FOR CAUSE"

                           For purposes of Section 6.1, the phrase "for cause"
means: (a) the Executive's material breach of this Agreement, which is not cured within ten (10) days after written notice to Executive; (b) theft, fraud, or misappropriation (or attempted misappropriation) of any of the Employer's funds or property; or (c) a conviction or entry of a guilty plea or plea of no contest with respect to a felony or other crime involving moral turpitude for which imprisonment is a possible punishment.

                           6.4      TERMINATION PAY

                           Effective upon the termination of this Agreement, the
Employer will be obligated to pay the Executive (or, in the event of his death, his designated beneficiary as defined below) the compensation provided in this
Section 6.4:

                                    (a) Termination by the Employer for Cause or
Termination by Executive Without Cause. If the Employer terminates this Agreement for cause or Executive terminates his employment without cause, the Executive will be entitled to receive his Salary only through the date such termination is effective, but will not be entitled to any bonus compensation for the calendar year during which such termination occurs.

                                    (b) Termination upon Disability. If this
Agreement is terminated by either party as a result of the Executive's Disability, as determined under Section 6.2, the Employer will pay the Executive his Salary through the remainder of the calendar month during which such termination is effective and for the lesser of (i) three consecutive months thereafter, or (ii) the period until disability insurance benefits commence under the disability insurance coverage furnished by the Employer to the Executive. Executive shall also be entitled to receive that part of the Executive's bonus compensation, if any, for the calendar year during which his Disability occurs, prorated through the end of the calendar month during which his termination is effective.

                                    (c) Termination upon Death. If this
Agreement is terminated because of the Executive's death, the Executive will be entitled to receive his Salary through the end of the calendar month in which his death occurs, and that part of the Executive's bonus compensation, if any, for the calendar year during which his death occurs, prorated through the end of the calendar month during which his death occurs.

                                    (d) Termination by Executive Due to Breach
by Employer or Termination by Employer Without Cause. If this Agreement is terminated by Executive due to a breach of this Agreement by Employer, or if this Agreement is terminated by Employer for other than "for cause" then (i) Employer shall continue to pay to Executive his monthly Salary and bonus, based upon the average annual bonus paid previously to Executive prior to termination of this Agreement, for the lesser of one (1) year from the date of termination or the remaining term under this Employment Agreement; and (ii) the Options plus all other stock, options or other equity rights in Employer which Executive received in connection with his employment by Employer shall become immediately vested to the extent such Options or other securities would have become vested


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had Executive remained employed by Employer for the earlier of one (1) year from the date of termination or the remaining term under this Employment Agreement.

                                    (e) Termination by Executive Due to a Change
of Control. If this Agreement is terminated by Executive due to a Change of Control that occurs after September 21, 2000, then (i) Employer shall continue to pay to Executive his monthly Salary and bonus, based upon the average annual bonus paid previously to Executive prior to termination of this Agreement, for the greater of one year from the date of termination or the remaining original three year Employment Period; and (ii) all Options plus all other stock, options or other equity rights in Employer which Executive received in connection with his employment by Employer shall become immediately vested and Employer shall promptly deliver to Executive stock certificates therefor, if applicable.

                                    (f) Benefits. The Executive's accrual of, or
participation in plans providing for, the Benefits will cease at the effective date of the termination of this Agreement, and the Executive will be entitled to accrued Benefits pursuant to such plans only as provided in such plans.

                  7.       NONDISCLOSURE COVENANT

                  Employer and the Executive acknowledge that the services to be performed by the Executive under this Agreement are unique and valuable and that, as a result of the Executive's employment, the Executive will be in a relationship of confidence and trust with Employer and will come into possession of "Confidential Information" (i) owned or controlled by Employer and its subsidiaries and affiliates; (ii) in the possession of Employer and its subsidiaries and affiliates and belonging to third parties; or (iii) conceived, originated, discovered or developed, in whole or in part, by the Executive. As used herein "Confidential Information" means trade secrets and other confidential or proprietary business, technical, personnel or financial information of Employer, whether or not the Executive's work product, in written, graphic, oral or other tangible or intangible forms, including but not limited to specifications, samples, records, data, computer programs, drawings, diagrams, models, consumer names, ID's or email addresses, business or marketing plans, studies, analyses, projections and reports, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and software systems and processes that are not readily available to the public, even it is not specifically marked as a trade secret or confidential, unless Employer advises the Executive otherwise in writing or unless the information has been shared by Employer with entities not bound by nondisclosure agreements. In consideration of the compensation and benefits to be paid or provided to the Executive by the Employer under this Agreement, the Executive agrees not to directly or indirectly use or disclose to anyone, either during the Employment Period or after the termination of this Agreement, except in the performance of his duties of his employment with Employer or with Employer's prior written consent, any Confidential Information of Employer. This nondisclosure covenant does not apply to information that is disclosed or becomes public through another source; which Executive is required to disclose pursuant to court order, subpoena or applicable law (provided that Executive will use reasonable efforts to provide Employer with prompt notice of any such requests or requirement so that


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Employer may seek an appropriate protective order); or which is disclosed in any proceeding to enforce or interpret this Agreement. The Executive agrees that in the event of the termination of the Executive's employment for any reason, the Executive will deliver to Employer, upon request, all property belonging to Employer, including all documents and materials of any nature pertaining to the Executive's work with Employer and will not take with him any documents or materials of any description, or any reproduction thereof of any description, containing or pertaining to any Confidential Information.

                  8.       NONCOMPETITION

                  During the term of this Agreement and for a one year period after termination of this Agreement by Employer for cause or by Executive without any cause whatsoever (i.e., not as a result of termination by Executive under Sections 6.1(e), or 6.1(f)), as set forth in Sections 6.1(c) and (d), the Executive agrees that he shall not (a) work for or be interested in any business which serves as a holding company primarily for the purpose of acquiring entities whose products and services are delivered to consumers over the Internet ("Internet Entities"), (b) engage or be interested in or receive any compensation from any business in which the services to be rendered by the Executive to such business directly relates to services or products which are directly competitive with "primary" services or products offered by the Employer or a subsidiary or affiliate of Employer at the Executive's termination date; or
(c) induce or attempt to induce any employee, agent or customer of Employer or any of its subsidiaries or affiliates to terminate or reduce the scope of his, her or its relationship with Employer. A product or service shall be deemed "primary" only if such service or product constitutes a primary component of the core business of Employer or its majority owned subsidiaries and affiliates on Executive's termination date. For the purposes of this Agreement, the term "work for or be interested in any business" means that the Executive is a stockholder, director, officer, employee, partner, individual proprietor, lender or consultant with that business, but not if (i) his interest is limited solely to the passive ownership of five percent (5%) or less of any class of the equity or debt securities of a corporation whose shares are listed for trading on a national securities exchange or traded in the over-the-counter market, or (ii) he is interested in a company listed on Schedule 8 hereto, or after termination hereof, works for such company; provided however, that so long as this noncompetition agreement is in effect, Executive shall not work for a company listed on Schedule 8 if such company serves as a holding company primarily for the purpose of acquiring Internet Entities. In the event that any part of this
Section 8 is adjudged invalid or unenforceable by any court of record, board of arbitration or judicial or quasi judicial entity having jurisdiction thereof by reason of length of time, geographical coverage, activities covered, or for any other reason, then the invalid or unenforceable provisions of this covenant shall be deemed reformed and amended to the maximum extent permissible under applicable law and shall be enforced and enforceable as so amended in accordance with the intention of the parties as expressed herein.




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                  9.       GENERAL PROVISIONS

                           9.1      INJUNCTIVE RELIEF AND ADDITIONAL REMEDY

                           The Executive acknowledges that the injury that would
be suffered by the Employer as a result of a breach of the provisions of any provision of Sections 7 and 8 of this Agreement would be irreparable and that an award of monetary damages to the Employer for such a breach would be an inadequate remedy. Consequently Employer will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provisions of Sections 7 and 8 of this Agreement, and the Employer will not be obligated to post bond or other security in seeking such relief.

                           9.2      WAIVER

                           The rights and remedies of the parties to this
Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.

                           9.3      NOTICES

                           All notices, consents, waivers, and other
communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand, (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

             If to Employer:      Net Value Holdings, Inc.
                                  Two Penn Center, Suite 605
                                  Philadelphia, PA 19102
                                  Facsimile No.: (215) 5643133

             With a copy to:      Klehr, Harrison, Harvey, Branzburg  Ellers
                                  260 South Broad Street
                                  Philadelphia, PA 19102
                                  Attention:  Michael C. Forman
                                  Facsimile No.: (215) 568 6603

             If to Executive:     Stephen M. Cohen
                                  1811 Fireside Court
                                  Cherry Hill, NJ  08003



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                           9.4      ENTIRE AGREEMENT; AMENDMENTS

                           This Agreement and the documents referenced herein,
contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.

                           9.5      GOVERNING LAW

                           This Agreement will be governed by the laws of the
State of Delaware without regard to conflicts of laws principles.

                           9.6      JURISDICTION

                           Any action or proceeding seeking to enforce any
provision of, or based on any right arising out of, this Agreement may be brought against either of the parties in the courts of the State of Delaware, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on either party anywhere in the world.

                           9.7      ASSIGNABILITY, BINDING NATURE

                           This Agreement shall be binding upon and inure to the
benefit of the parties and their respective successors, heirs (in the case of the Executive) and assigns. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights to compensation and benefits, which may be transferred only by will or operation of law.

                           9.8      SURVIVAL

                           The respective rights and obligations of the parties
hereunder shall survive any termination of the Executive's employment to the extent necessary to the intended preservation of such rights and obligations.

                           9.9      PRIOR AGREEMENTS

                           The Executive represents and warrants to Employer
that his execution and performance of this Agreement shall not constitute a breach of any contract, agreement or understanding, whether oral or written, to which he is a party or by which he is bound.




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                           9.10     ACKNOWLEDGMENT

                           The Executive hereby acknowledges and certifies that
he has read the terms of this Agreement, that he has been informed by Employer that he should discuss it with an attorney of his choice, and that he understands its terms and effects. The Executive further acknowledges that based on his training and experience, he has the capacity to earn a livelihood by performing services as an employee or otherwise in a business that does not violate the provisions of Section 8. Employer acknowledges that the terms of this Agreement have been reviewed and approved by its Board of Directors.

                           9.11     SECTION HEADINGS, CONSTRUCTION

                           The headings of Sections in this Agreement are
provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

                           9.12 SEVERABILITY

                           If any provision of this Agreement is held invalid or
unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

                           9.13     COUNTERPARTS

                           This Agreement may be executed in one or more
counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. This Agreement (and all other agreements, documents, instruments and certificates executed and/or delivered in connection herewith) may be executed by facsimile signatures, each of which shall be deemed an original copy of this Agreement (or other such agreement, document, instrument and certificate).



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                  IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

                                   EMPLOYER:

                                   NET VALUE HOLDINGS, INC.


                                   By:_____________________________________
                                   Andrew Panzo, Chief Executive Officer
                                   and Chairman of the Board of Directors







                                   EMPLOYEE:


                                   ---------------------------
                                   Stephen M. Cohen










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